Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Michael D. Hagedorn
Senior Executive Vice President and
Chief Financial Officer
973-872-4885

VALLEY NATIONAL BANCORP REPORTS STRONG ORGANIC LOAN GROWTH AND SOLID NET INTEREST INCOME AND MARGIN

NEW YORK, NY – April 28, 2022 -- Valley National Bancorp (NASDAQ:VLY), the holding company for Valley National Bank, today reported net income for the first quarter 2022 of $116.7 million, or $0.27 per diluted common share, as compared to the first quarter 2021 earnings of $115.7 million, or $0.28 per diluted common share, and net income of $115.0 million, or $0.27 per diluted common share, for the fourth quarter 2021. Excluding non-core charges, our adjusted net income (a non-GAAP measure) was $120.3 million, or $0.28 per diluted common share, for the first quarter 2022, $115.8 million, or $0.28 per diluted common share, for first quarter 2021, and $120.5 million, or $0.28 per diluted common share, for the fourth quarter 2021. See further details below, including a reconciliation of our adjusted net income in the "Consolidated Financial Highlights" tables.

Key financial highlights for the first quarter:

•Loan Portfolio: Total loans increased $1.2 billion to $35.4 billion at March 31, 2022 from December 31, 2021, despite a $232.3 million decrease in SBA Paycheck Protection Program (PPP) loans within the commercial and industrial loan category. Our non-PPP loan portfolio increased $1.4 billion, or 17.1 percent on an annualized basis, largely due to well-balanced commercial loan production across our primary markets and an uptick in new residential mortgage loans originated for investment rather than sale. See the "Loans, Deposits and Other Borrowings" section below for more details.
•Net Interest Income and Margin: Net interest income on a tax equivalent basis of $318.4 million for the first quarter 2022 increased $2.4 million and $24.8 million as compared to the fourth quarter 2021 and first quarter 2021, respectively. Our net interest margin on a tax equivalent basis decreased by 7 basis points to 3.16 percent in the first quarter 2022 as compared to 3.23 percent for the fourth quarter 2021. The lower margin as compared to the fourth quarter 2021 was largely driven by a $10.1 million decrease in PPP loan related interest and fees. Our costs of average interest bearing liabilities decreased 4 basis points from the fourth quarter 2021 mainly due to continued run-off of maturing higher cost time deposits and lower cost of other borrowings. See the "Net Interest Income and Margin" section below for more details.
•Allowance and Provision for Credit Losses for Loans: The allowance for credit losses for loans totaled $379.3 million and $375.7 million at March 31, 2022 and December 31, 2021, respectively, representing 1.07 percent and 1.10 percent of total loans at each respective date. During the first quarter 2022, we recorded a provision for credit losses for loans of $3.5 million

Valley National Bancorp (NASDAQ: VLY)
2022 First Quarter Earnings
April 28, 2022

as compared to $11.6 million and $9.0 million for the fourth quarter 2021 and first quarter 2021, respectively. Net recoveries of charged-off loans totaled $50 thousand for the first quarter 2022 as compared to net recoveries of $624 thousand for the fourth quarter 2021. The moderate first quarter 2022 provision and increase in our allowance at March 31, 2022 largely reflects additional reserves required due to the strong loan growth during the first quarter 2022, partially offset by lower expected credit losses mainly within the commercial real estate portfolio.
•Credit Quality: Non-accrual loans represented 0.65 percent and 0.70 percent of total loans at March 31, 2022 and December 31, 2021, respectively. Total accruing past due loans increased $36.9 million to $92.8 million, or 0.26 percent of total loans, at March 31, 2022 as compared to $55.9 million, or 0.16 percent of total loans, at December 31, 2021. See the "Credit Quality" section below for more details.
•Non-Interest Income: Non-interest income increased $1.0 million to $39.3 million for the first quarter 2022 as compared to the fourth quarter 2021 mainly due to a $9.6 million increase in swap fee income related to new commercial loan transactions, largely offset by decreases in net gains on sales of residential mortgage loans and securities transactions totaling $5.7 million and $1.6 million, respectively. The decrease in net gains on sales of loans was mainly due to mark to market losses on loans held for sale (at fair value) and, to a lesser extent, lower volumes of residential mortgage sales during the first quarter 2022 as compared with the fourth quarter 2021.
•Non-Interest Expense: Non-interest expense increased $12.8 million to $197.3 million for the first quarter 2022 as compared to the fourth quarter 2021. The overall increase in non-interest expense was mostly due to normal seasonal increases within salary and employee benefits and net occupancy expense, increased consulting and managed service fees within the professional and legal fees category, as well as incrementally higher operating expenses related to the acquisition of The Westchester Bank Holding Corporation on December 1, 2021. Merger related expenses (mainly reported within salary and employee benefits) totaled $4.6 million and $7.6 million for the first quarter 2022 and fourth quarter 2021, respectively.
•Efficiency Ratio: Our efficiency ratio was 55.29 percent for the first quarter 2022 as compared to 52.19 percent and 49.46 percent for the fourth quarter 2021 and first quarter 2021, respectively. Our adjusted efficiency ratio was 53.18 percent for the first quarter 2022 as compared to 49.44 percent and 48.60 percent for the fourth quarter 2021 and first quarter 2021, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.
•Performance Ratios: Annualized return on average assets (ROA), shareholders’ equity (ROE) and tangible ROE were 1.07 percent, 9.15 percent, and 13.09 percent for the first quarter 2022, respectively. Annualized ROA, ROE and tangible ROE, adjusted for non-core charges, were 1.10 percent, 9.43 percent and 13.49 percent for the first quarter 2022, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.

Ira Robbins, CEO and President commented, "Our first quarter results were highlighted by robust commercial loan growth, strong credit metrics, and a stable core net interest margin. The continued

Valley National Bancorp (NASDAQ: VLY)
2022 First Quarter Earnings
April 28, 2022

momentum on the lending side reflects our ability to attract and service new clients while simultaneously deepening our existing relationships. Excluding PPP loans, our net interest margin would have increased slightly from the fourth quarter despite the seasonal overhang of fewer days in the first quarter. Funding costs continued to decline, and we benefited from liquidity deployment into higher-yielding loans. For the third consecutive quarter, we recognized net recoveries or de minimis loan charge-offs. Valley’s credit quality remains a differentiating characteristic and reflects our strong underwriting standards.”

Mr. Robbins continued, “On April 1, 2022, we closed our acquisition of Bank Leumi USA. Leveraging Bank Leumi’s core business relationships is expected to provide additional differentiated growth opportunities for Valley. Bank Leumi further solidifies Valley as one of the nation's premier full-service commercial banks. I am extremely excited about what the future holds for our associates and clients.”
Net Interest Income and Margin
Net interest income on a tax equivalent basis totaling $318.4 million for the first quarter 2022 increased $2.4 million as compared to the fourth quarter 2021 and increased $24.8 million from the first quarter 2021. Interest income on a tax equivalent basis in the first quarter 2022 increased $475 thousand to $341.2 million as compared to the fourth quarter 2021. The increase was mainly due to increases in average loans and taxable investments totaling $1.3 billion and $275.1 million, respectively, largely offset by a $10.1 million decrease in PPP loan related interest and fees during the first quarter 2022 caused by the significant wind down of our remaining PPP loan portfolio over the last several quarters. Interest expense of $22.8 million for the first quarter 2022 decreased $1.9 million as compared to the fourth quarter 2021 as we reduced our cost of funding from deposits and borrowings.

Our net interest margin on a tax equivalent basis of 3.16 percent for the first quarter 2022 decreased by 7 basis points and increased by 2 basis points from 3.23 percent and 3.14 percent for the fourth quarter 2021 and first quarter 2021, respectively. The yield on average interest earning assets decreased by 9 basis points on a linked quarter basis mostly due to the lower yield on loans and two less days in the first quarter 2022 as compared to the fourth quarter 2021. The yield on average loans decreased by 16 basis points to 3.67 percent for the first quarter 2022 as compared to the fourth quarter 2021 largely due to the decrease in PPP loan related interest and fees. The overall cost of average interest bearing liabilities decreased 4 basis points to 0.35 percent for the first quarter 2022 as compared to the fourth quarter 2021. The decrease was mainly due to a 22 basis point decrease in the cost of average long-term borrowings, the continued runoff of maturing higher cost time deposits, and the moderately lower costs of our average non-maturity interest bearing deposits. Our cost of total average deposits was 0.14 percent for the first quarter 2022 as compared to 0.15 percent for the fourth quarter 2021.
Loans, Deposits and Other Borrowings
Loans. Loans increased $1.2 billion to approximately $35.4 billion at March 31, 2022 from December 31, 2021 primarily due to growth in the commercial real estate, construction, non-PPP commercial and industrial and residential mortgage loan categories, despite a $232.3 million decrease

Valley National Bancorp (NASDAQ: VLY)
2022 First Quarter Earnings
April 28, 2022

in commercial and industrial PPP loans. Total commercial real estate loans (including construction loans) increased $1.1 billion, or 22.1 percent on an annualized basis, to $21.9 billion at March 31, 2022 as compared to December 31, 2021 reflecting continued strong organic loan production across most of our geographic footprints. Commercial and industrial non-PPP loans increased $176.2 million, or 13.0 percent on an annualized basis, during the first quarter 2022 mainly resulting from the solid new loan pipeline in most of our markets driven by direct calling efforts of our growing commercial lending team. Residential mortgage loans increased $146.9 million, or 12.9 percent on an annualized basis, during the first quarter 2022 mainly due to new loan activity in the purchased home market, and, to a lesser extent, refinance loan volumes. Additionally, we originated approximately $144 million of residential mortgage loans for sale rather than investment during the first quarter 2022 as compared to $229 million in the fourth quarter 2021. Residential mortgage loans held for sale at fair value totaled $77.6 million and $139.5 million at March 31, 2022 and December 31, 2021, respectively.
Deposits. Total deposits increased $14.9 million to approximately $35.6 billion at March 31, 2022 from December 31, 2021 due to increases of $271.3 million and $16.3 million in the non-interest bearing and non-maturity interest bearing deposit categories, respectively, mostly offset by a $272.7 million decrease in time deposits. The decrease in time deposits was driven by normal run-off of maturing retail CDs with some continued migration to the more liquid deposit product categories. Total brokered deposits (consisting of money market deposit accounts) decreased approximately $203 million to $1.2 billion at March 31, 2022 as compared to $1.4 billion at December 31, 2021 as our funding mix continued to shift to our commercial and retail deposit customers. Non-interest bearing deposits; savings, NOW and money market deposits; and time deposits represented approximately 33 percent, 57 percent and 10 percent of total deposits as of March 31, 2022, respectively.
Other Borrowings. Short-term borrowings decreased $171.5 million to $484.2 million at March 31, 2022 as compared to December 31, 2021 largely due to normal repayments of FHLB advances, partially offset by $125 million of federal funds purchased at March 31, 2022. Long-term borrowings totaled $1.4 billion at March 31, 2022 and remained relatively unchanged from December 31, 2021.
Credit Quality
Non-Performing Assets (NPAs). Total NPAs, consisting of non-accrual loans, other real estate owned (OREO) and other repossessed assets decreased $12.7 million to $232.7 million at March 31, 2022 as compared to December 31, 2021 mainly due to a $9.8 million decrease in non-accrual loans. Non-accrual loans decreased largely due to loan payoffs net of new activity in several loan categories during the first quarter 2022. Non-accrual loans represented 0.65 percent of total loans at March 31, 2022 compared to 0.70 percent at December 31, 2021.
Non-performing Taxi Medallion Loan Portfolio. We continue to closely monitor our non-performing taxi medallion loans totaling $85.3 million within the non-accrual commercial and industrial loan category at March 31, 2022. At March 31, 2022, all taxi medallion loans were on non-accrual status and had related reserves of $58.2 million, or 68.2 percent of such loans, within the allowance for loan losses.
Accruing Past Due Loans. Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) increased $36.9 million to $92.8 million, or 0.26 percent of total loans, at March 31,

Valley National Bancorp (NASDAQ: VLY)
2022 First Quarter Earnings
April 28, 2022

2022 as compared to $55.9 million, or 0.16 percent of total loans at December 31, 2021. Commercial real estate loans past due 30 to 59 days and 60 to 89 days increased $16.4 million and $6.3 million, respectively, to $30.8 million and $6.3 million, respectively at March 31, 2022 as compared to December 31, 2021 mainly due to two loans totaling $13.2 million and $6.0 million included in these respective delinquency categories at March 31, 2022. Commercial and industrial loans past due 60 to 89 days and 90 days or more increased $6.6 million and $8.0 million, respectively, as compared to December 31, 2021 mainly due to a few additional loans that are considered well-secured and in the process of collection.
Forbearance. In response to the COVID-19 pandemic and its economic impact on certain customers, Valley implemented short-term loan modifications under the CARES Act such as payment deferrals, fee waivers, extensions of repayment terms, or delays in payment, when requested by customers. At March 31, 2022, Valley had approximately $23 million of outstanding loans remaining in their payment deferral period under short-term modifications, as compared to $28 million of loans in deferral at December 31, 2021.
Allowance for Credit Losses for Loans and Unfunded Commitments. The following table summarizes the allocation of the allowance for credit losses to loan categories and the allocation as a percentage of each loan category at March 31, 2022, December 31, 2021 and March 31, 2021:

	March 31, 2022		December 31, 2021		March 31, 2021
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation	Category	Allocation	Category	Allocation	Category
	($ in thousands)
Loan Category:
Commercial and industrial loans	$101,203	1.75%	$103,090	1.76%	$126,408	1.77%
Commercial real estate loans:
Commercial real estate	189,927	0.96	193,258	1.02%	153,680	0.91
Construction	30,022	1.38	24,232	1.31%	20,556	1.15
Total commercial real estate loans	219,949	1.00	217,490	1.05%	174,236	0.93
Residential mortgage loans	28,189	0.60	25,120	0.55%	27,172	0.67
Consumer loans:
Home equity	3,656	0.93	3,889	0.97%	4,199	1.03
Auto and other consumer	9,513	0.37	9,613	0.37%	10,865	0.46
Total consumer loans	13,169	0.45	13,502	0.45%	15,064	0.54
Allowance for loan losses	362,510	1.03	359,202	1.05%	342,880	1.05
Allowance for unfunded credit commitments	16,742		16,500		11,433
Total allowance for credit losses for loans	$379,252		$375,702		$354,313
Allowance for credit losses for
loans as a % total loans		1.07%		1.10%		1.08%

Valley National Bancorp (NASDAQ: VLY)
2022 First Quarter Earnings
April 28, 2022

Our loan portfolio, totaling $35.4 billion at March 31, 2022, had net recoveries of loan charge-offs totaling $50 thousand for the first quarter 2022 as compared to net recoveries of $624 thousand for the fourth quarter 2021 and net loan charge-offs of $6.1 million for the first quarter 2021. There were charge-offs of taxi medallion loans of $206 thousand in the first quarter 2022 as compared to $3.3 million during the first quarter 2021. There were no charge-offs of taxi medallion loans in the fourth quarter 2021.
The allowance for credit losses for loans, comprised of our allowance for loan losses and unfunded credit commitments, as a percentage of total loans was 1.07 percent at March 31, 2022 as compared to 1.10 percent and 1.08 percent at December 31, 2021 and March 31, 2021, respectively. During the first quarter 2022, we recorded a provision for credit losses for loans of $3.5 million as compared to a provision of $11.6 million and $9.0 million for the fourth quarter 2021 and first quarter 2021, respectively. The allocated reserves as a percentage of commercial real estate loans decreased 6 basis points to 0.96 percent at March 31, 2021 from December 31, 2021 mainly due to lower quantitative reserves for non-owner occupied loans caused by improvement in the expected loss rates at March 31, 2021.
Capital Adequacy
Valley's regulatory capital ratios continue to reflect its well capitalized position. Valley's total risk-based capital, common equity Tier 1 capital, Tier 1 capital and Tier 1 leverage capital ratios were 12.65 percent, 9.67 percent, 10.27 percent and 8.70 percent, respectively, at March 31, 2022.
Investor Conference Call
Valley will host a conference call with investors and the financial community at 11:00 AM Eastern Daylight Savings Time, today to discuss the first quarter 2022 earnings. Those wishing to participate in the call may dial toll-free 866-354-0432 Conference Id: 3674992. The teleconference will also be webcast live: https://edge.media-server.com/mmc/p/8n68sc23 and archived on Valley's website through Monday, May 30, 2022. Investor presentation materials will be made available prior to the conference call at www.valley.com.
About Valley
As the principal subsidiary of Valley National Bancorp, Valley National Bank is a regional bank with approximately $50 billion in assets, including our recent acquisition of Bank Leumi USA. Valley is committed to giving people and businesses the power to succeed. Valley operates many convenient branch locations and commercial banking offices across New Jersey, New York, Florida, Alabama, California, and Illinois, and is committed to providing the most convenient service, the latest innovations and an experienced and knowledgeable team dedicated to meeting customer needs. Helping communities grow and prosper is the heart of Valley’s corporate citizenship philosophy. To learn more about Valley, go to www.valley.com or call our Customer Care Center at 800-522-4100.
Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about

Valley National Bancorp (NASDAQ: VLY)
2022 First Quarter Earnings
April 28, 2022

management’s confidence and strategies and management’s expectations about our business, new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:
~~•~~the inability to realize expected cost savings and synergies from the Bank Leumi USA acquisition in amounts or in the timeframe anticipated;
•greater than expected costs or difficulties relating to Bank Leumi USA integration matters;
•the inability to retain customers and qualified employees of Bank Leumi USA;
•greater than expected non-recurring charges related to the Bank Leumi USA acquisition;
•the continued impact of COVID-19 on the U.S. and global economies, including business disruptions, reductions in employment and an increase in business failures, specifically among our clients;
•the continued impact of COVID-19 on our employees and our ability to provide services to our customers and respond to their needs as more cases of COVID-19 may arise in our primary markets;
•the impact of forbearances or deferrals we are required or agree to as a result of customer requests and/or government actions, including, but not limited to our potential inability to recover fully deferred payments from the borrower or the collateral;
•the risks related to the discontinuation of the London Interbank Offered Rate and other reference rates, including increased expenses and litigation and the effectiveness of hedging strategies;
•damage verdicts or settlements or restrictions related to existing or potential class action litigation or individual litigation arising from claims of violations of laws or regulations, contractual claims, breach of fiduciary responsibility, negligence, fraud, environmental laws, patent or trademark infringement, employment related claims, and other matters;
•a prolonged downturn in the economy, mainly in New Jersey, New York, Florida, Alabama, California, and Illinois, as well as an unexpected decline in commercial real estate values within our market areas;
•higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in uncertain tax position liabilities, tax laws, regulations and case law;
•the inability to grow customer deposits to keep pace with loan growth;
•a material change in our allowance for credit losses under CECL due to forecasted economic conditions and/or unexpected credit deterioration in our loan and investment portfolios;
•the need to supplement debt or equity capital to maintain or exceed internal capital thresholds;
•greater than expected technology related costs due to, among other factors, prolonged or failed implementations, additional project staffing and obsolescence caused by continuous and rapid market innovations;

Valley National Bancorp (NASDAQ: VLY)
2022 First Quarter Earnings
April 28, 2022

•the loss of or decrease in lower-cost funding sources within our deposit base, including our inability to achieve deposit retention targets under Valley's branch transformation strategy;
•cyber-attacks, ransomware attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems;
•results of examinations by the Office of the Comptroller of the Currency (OCC), the Federal Reserve Bank (FRB), the Consumer Financial Protection Bureau (CFPB) and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;
•our inability or determination not to pay dividends at current levels, or at all, because of inadequate earnings, regulatory restrictions or limitations, changes in our capital requirements or a decision to increase capital by retaining more earnings;
•unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather, the COVID-19 pandemic or other external events; and
•unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors.
A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2021.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.
# # #
-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands, except for share data)	2022	2021	2021
FINANCIAL DATA:
Net interest income - FTE (1)	$318,363	$316,000	$293,584
Net interest income	$317,669	$315,301	$292,667
Non-interest income	39,270	38,223	31,233
Total revenue	356,939	353,524	323,900
Non-interest expense	197,340	184,514	160,213
Pre-provision net revenue	159,599	169,010	163,687
Provision for credit losses	3,557	11,699	8,656
Income tax expense	39,314	42,273	39,321
Net income	116,728	115,038	115,710
Dividends on preferred stock	3,172	3,172	3,172
Net income available to common shareholders	$113,556	$111,866	$112,538
Weighted average number of common shares outstanding:
Basic	421,573,843	411,775,590	405,152,605
Diluted	423,506,550	414,472,820	407,636,765
Per common share data:
Basic earnings	$0.27	$0.27	$0.28
Diluted earnings	0.27	0.27	0.28
Cash dividends declared	0.11	0.11	0.11
Closing stock price - high	15.02	14.82	14.37
Closing stock price - low	12.91	13.04	9.74
CORE ADJUSTED FINANCIAL DATA: (2)
Net income available to common shareholders, as adjusted	$117,141	$117,366	$112,623
Basic earnings per share, as adjusted	0.28	0.29	0.28
Diluted earnings per share, as adjusted	0.28	0.28	0.28
FINANCIAL RATIOS:
Net interest margin	3.15%	3.22%	3.13%
Net interest margin - FTE (1)	3.16	3.23	3.14
Annualized return on average assets	1.07	1.08	1.14
Annualized return on avg. shareholders' equity	9.15	9.38	9.96
Annualized return on avg. tangible shareholders' equity (2)	13.09	13.44	14.49
Efficiency ratio (3)	55.29	52.19	49.46
CORE ADJUSTED FINANCIAL RATIOS: (2)
Annualized return on average assets, as adjusted	1.10%	1.14%	1.14%
Annualized return on average shareholders' equity, as adjusted	9.43	9.83	9.97
Annualized return on average tangible shareholders' equity, as adjusted	13.49	14.08	14.50
Efficiency ratio, as adjusted	53.18	49.44	48.60

AVERAGE BALANCE SHEET ITEMS:
Assets	$43,570,251	$42,473,828	$40,770,731
Interest earning assets	40,283,048	39,193,014	37,386,219
Loans	34,623,402	33,338,128	32,582,479
Interest bearing liabilities	26,147,915	25,582,956	25,954,182
Deposits	35,763,683	34,746,786	31,835,286
Shareholders' equity	5,104,709	4,905,343	4,645,400

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
BALANCE SHEET ITEMS:	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2022	2021	2021	2021	2021
Assets	$43,551,457	$43,446,443	$41,278,007	$41,274,228	$41,178,011
Total loans	35,364,405	34,153,657	32,606,814	32,457,454	32,686,416
Deposits	35,647,336	35,632,412	33,632,605	33,194,774	32,585,209
Shareholders' equity	5,096,384	5,084,066	4,822,498	4,737,807	4,659,670

LOANS:
(In thousands)
Commercial and industrial loans:
Commercial and industrial	$5,587,781	$5,411,601	$4,761,227	$4,733,771	$4,784,017
Commercial and industrial PPP loans	203,609	435,950	874,033	1,350,684	2,364,627
Total commercial and industrial	5,791,390	5,847,551	5,635,260	6,084,455	7,148,644
Commercial real estate:
Commercial real estate	19,763,202	18,935,486	17,912,070	17,512,142	16,923,627
Construction	2,174,542	1,854,580	1,804,580	1,752,838	1,786,331
Total commercial real estate	21,937,744	20,790,066	19,716,650	19,264,980	18,709,958
Residential mortgage	4,691,935	4,545,064	4,332,422	4,226,975	4,060,492
Consumer:
Home equity	393,538	400,779	402,658	410,856	409,576
Automobile	1,552,928	1,570,036	1,563,698	1,531,262	1,444,883
Other consumer	996,870	1,000,161	956,126	938,926	912,863
Total consumer loans	2,943,336	2,970,976	2,922,482	2,881,044	2,767,322
Total loans	$35,364,405	$34,153,657	$32,606,814	$32,457,454	$32,686,416

CAPITAL RATIOS:
Book value per common share	$11.60	$11.57	$11.32	$11.15	$10.97
Tangible book value per common share (2)	7.93	7.94	7.78	7.59	7.39
Tangible common equity to tangible assets (2)	7.96%	7.98%	7.95%	7.73%	7.55%
Tier 1 leverage capital	8.70	8.88	8.63	8.49	8.37
Common equity tier 1 capital	9.67	10.06	10.06	10.04	10.08
Tier 1 risk-based capital	10.27	10.69	10.73	10.73	10.79
Total risk-based capital	12.65	13.10	13.24	13.36	12.76

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended
ALLOWANCE FOR CREDIT LOSSES:	March 31,	December 31,	March 31,
($ in thousands)	2022	2021	2021
Allowance for credit losses for loans
Beginning balance	$375,702	$356,927	$351,354
Allowance for purchased credit deteriorated (PCD) loans	—	6,542	—
Loans charged-off:
Commercial and industrial	(1,571)	(2,224)	(7,142)
Commercial real estate	(173)	—	(382)
Residential mortgage	(26)	(1)	(138)
Total consumer	(825)	(914)	(1,138)
Total loans charged-off	(2,595)	(3,139)	(8,800)
Charged-off loans recovered:
Commercial and industrial	824	1,153	1,589
Commercial real estate	107	1,794	65
Construction	—	—	4
Residential mortgage	457	100	157
Total consumer	1,257	716	930
Total loans recovered	2,645	3,763	2,745
Net recoveries (charge-offs)	50	624	(6,055)
Provision for credit losses for loans	3,500	11,609	9,014
Ending balance	$379,252	$375,702	$354,313
Components of allowance for credit losses for loans:
Allowance for loan losses	$362,510	$359,202	$342,880
Allowance for unfunded credit commitments	16,742	16,500	11,433
Allowance for credit losses for loans	$379,252	$375,702	$354,313
Components of provision for credit losses for loans:
Provision for credit losses for loans	$3,258	$9,509	$8,692
Provision for unfunded credit commitments	242	2,100	322
Total provision for credit losses for loans	$3,500	$11,609	$9,014
Annualized ratio of total net (recoveries) charge-offs to average loans	0.00%	(0.01)%	0.07%
Allowance for credit losses for loans as a % of total loans	1.07	1.10	1.08

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
ASSET QUALITY:	March 31,	December 31,	September 30,	June 30,	March 31,
($ in thousands)	2022	2021	2021	2021	2021
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$6,723	$6,717	$2,677	$3,867	$3,763
Commercial real estate	30,807	14,421	22,956	40,524	11,655
Construction	1,708	1,941	—	—	—
Residential mortgage	9,266	10,999	9,293	8,479	16,004
Total consumer	5,862	6,811	5,463	6,242	5,480
Total 30 to 59 days past due	54,366	40,889	40,389	59,112	36,902
60 to 89 days past due:
Commercial and industrial	14,461	7,870	985	1,361	1,768
Commercial real estate	6,314	—	5,897	11,451	5,455
Construction	3,125	—	—	—	—
Residential mortgage	2,560	3,314	974	1,608	2,233
Total consumer	554	1,020	1,617	985	1,021
Total 60 to 89 days past due	27,014	12,204	9,473	15,405	10,477
90 or more days past due:
Commercial and industrial	9,261	1,273	2,083	2,351	2,515
Commercial real estate	—	32	1,942	1,948	—
Residential mortgage	1,746	677	1,002	956	2,472
Total consumer	400	789	325	463	417
Total 90 or more days past due	11,407	2,771	5,352	5,718	5,404
Total accruing past due loans	$92,787	$55,864	$55,214	$80,235	$52,783
Non-accrual loans:
Commercial and industrial	$96,631	$99,918	$100,614	$102,594	$108,988
Commercial real estate	79,180	83,592	95,843	58,893	54,004
Construction	17,618	17,641	17,653	17,660	71
Residential mortgage	33,275	35,207	33,648	35,941	33,655
Total consumer	3,754	3,858	4,073	4,924	7,292
Total non-accrual loans	230,458	240,216	251,831	220,012	204,010
Other real estate owned (OREO)	1,024	2,259	3,967	4,523	4,521
Other repossessed assets	1,176	2,931	1,896	2,060	1,857
Non-accrual debt securities	—	—	—	—	129
Total non-performing assets	$232,658	$245,406	$257,694	$226,595	$210,517
Performing troubled debt restructured loans	$56,538	$71,330	$64,832	$64,080	$67,102
Total non-accrual loans as a % of loans	0.65%	0.70%	0.77%	0.68%	0.62%
Total accruing past due and non-accrual loans as a % of loans	0.91%	0.87%	0.94%	0.93%	0.79%
Allowance for losses on loans as a % of non-accrual loans	157.30%	149.53%	136.01%	154.23%	168.07%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)	Net interest income and net interest margin are presented on a tax equivalent basis using a 21 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.
(2)	This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley's financial results. Specifically, Valley provides measures based on what it believes are its core operating earnings on a consistent basis and excludes material non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley's presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley's business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands, except for share data)	2022	2021	2021
Adjusted net income available to common shareholders:
Net income, as reported	$116,728	$115,038	$115,710
Add: Losses on available for sale and held to maturity securities transactions (net of tax)(a)	6	9	85
Add: Merger related expenses (net of tax)(b)	3,579	5,491	—
Net income, as adjusted	$120,313	$120,538	$115,795
Dividends on preferred stock	3,172	3,172	3,172
Net income available to common shareholders, as adjusted	$117,141	$117,366	$112,623
__________
(a) Included in (losses) gains on securities transactions, net.
(b) Merger related expenses are primarily within salary and employee benefits expense, professional and legal fees and other expense.

Adjusted per common share data:
Net income available to common shareholders, as adjusted	$117,141	$117,366	$112,623
Average number of shares outstanding	421,573,843	411,775,590	405,152,605
Basic earnings, as adjusted	$0.28	$0.29	$0.28
Average number of diluted shares outstanding	423,506,550	414,472,820	407,636,765
Diluted earnings, as adjusted	$0.28	$0.28	$0.28
Adjusted annualized return on average tangible shareholders' equity:
Net income, as adjusted	$120,313	$120,538	$115,795
Average shareholders' equity	$5,104,709	$4,905,343	$4,645,400
Less: Average goodwill and other intangible assets	1,538,356	1,481,951	1,451,750
Average tangible shareholders' equity	$3,566,353	$3,423,392	$3,193,650
Annualized return on average tangible shareholders' equity, as adjusted	13.49%	14.08%	14.50%
Adjusted annualized return on average assets:
Net income, as adjusted	$120,313	$120,538	$115,795
Average assets	$43,570,251	$42,473,828	$40,770,731
Annualized return on average assets, as adjusted	1.10%	1.14%	1.14%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands)	2022	2021	2021
Adjusted annualized return on average shareholders' equity:
Net income, as adjusted	$120,313	$120,538	$115,795
Average shareholders' equity	$5,104,709	$4,905,343	$4,645,400
Annualized return on average shareholders' equity, as adjusted	9.43%	9.83%	9.97%
Annualized return on average tangible shareholders' equity:
Net income, as reported	$116,728	$115,038	$115,710
Average shareholders' equity	$5,104,709	$4,905,343	$4,645,400
Less: Average goodwill and other intangible assets	1,538,356	1,481,951	1,451,750
Average tangible shareholders' equity	$3,566,353	$3,423,392	$3,193,650
Annualized return on average tangible shareholders' equity	13.09%	13.44%	14.49%
Adjusted efficiency ratio:
Non-interest expense, as reported	$197,340	$184,514	$160,213
Less: Merger-related expenses (pre-tax)	4,628	7,613	—
Less: Amortization of tax credit investments (pre-tax)	2,896	2,115	2,744
Non-interest expense, as adjusted	$189,816	$174,786	$157,469
Net interest income	317,669	315,301	292,667
Non-interest income, as reported	39,270	38,223	31,233
Add: Losses on available for sale and held to maturity securities transactions, net (pre-tax)	9	12	118
Non-interest income, as adjusted	$39,279	$38,235	$31,351
Gross operating income, as adjusted	$356,948	$353,536	$324,018
Efficiency ratio, as adjusted	53.18%	49.44%	48.60%

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
($ in thousands, except for share data)	2022	2021	2021	2021	2021
Tangible book value per common share:
Common shares outstanding	421,394,277	421,437,068	407,313,664	406,083,790	405,797,538
Shareholders' equity	$5,096,384	$5,084,066	$4,822,498	$4,737,807	$4,659,670
Less: Preferred stock	209,691	209,691	209,691	209,691	209,691
Less: Goodwill and other intangible assets	1,543,238	1,529,394	1,444,967	1,447,965	1,450,414
Tangible common shareholders' equity	$3,343,455	$3,344,981	$3,167,840	$3,080,151	$2,999,565
Tangible book value per common share	$7.93	$7.94	$7.78	$7.59	$7.39
Tangible common equity to tangible assets:
Tangible common shareholders' equity	$3,343,455	$3,344,981	$3,167,840	$3,080,151	$2,999,565
Total assets	$43,551,457	$43,446,443	$41,278,007	$41,274,228	$41,178,011
Less: Goodwill and other intangible assets	1,543,238	1,529,394	1,444,967	1,447,965	1,450,414
Tangible assets	$42,008,219	$41,917,049	$39,833,040	$39,826,263	$39,727,597
Tangible common equity to tangible assets	7.96%	7.98%	7.95%	7.73%	7.55%

(3)	The efficiency ratio measures Valley's total non-interest expense as a percentage of net interest income plus total non-interest income.

SHAREHOLDERS RELATIONS
Requests for copies of reports and/or other inquiries should be directed to Tina Zarkadas, Assistant Vice President, Shareholder Relations Specialist, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 305-1364 or by e-mail at tzarkadas@valley.com.

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except for share data)

	March 31,	December 31,
	2022	2021
	(Unaudited)
Assets
Cash and due from banks	$424,035	$205,156
Interest bearing deposits with banks	306,885	1,844,764
Investment securities:
Equity securities	35,992	36,473
Trading debt securities	11,739	38,130
Available for sale debt securities	1,015,034	1,128,809
Held to maturity debt securities (net of allowance for credit losses of $1,222 at March 31, 2022 and $1,165 at December 31, 2021)	3,071,983	2,667,532
Total investment securities	4,134,748	3,870,944
Loans held for sale, at fair value	77,632	139,516
Loans	35,364,405	34,153,657
Less: Allowance for loan losses	(362,510)	(359,202)
Net loans	35,001,895	33,794,455
Premises and equipment, net	337,479	326,306
Lease right of use assets	258,512	259,117
Bank owned life insurance	566,440	566,770
Accrued interest receivable	102,667	96,882
Goodwill	1,468,354	1,459,008
Other intangible assets, net	74,884	70,386
Other assets	797,926	813,139
Total Assets	$43,551,457	$43,446,443
Liabilities
Deposits:
Non-interest bearing	$11,947,001	$11,675,748
Interest bearing:
Savings, NOW and money market	20,285,967	20,269,620
Time	3,414,368	3,687,044
Total deposits	35,647,336	35,632,412
Short-term borrowings	484,181	655,726
Long-term borrowings	1,409,142	1,423,676
Junior subordinated debentures issued to capital trusts	56,500	56,413
Lease liabilities	282,437	283,106
Accrued expenses and other liabilities	575,477	311,044
Total Liabilities	38,455,073	38,362,377
Shareholders’ Equity
Preferred stock, no par value; 50,000,000 authorized shares:
Series A (4,600,000 shares issued at March 31, 2022 and December 31, 2021)	111,590	111,590
Series B (4,000,000 shares issued at March 31, 2022 and December 31, 2021)	98,101	98,101
Common stock (no par value, authorized 650,000,000 shares; issued 423,034,027 at March 31, 2022 and December 31, 2021)	148,482	148,482
Surplus	3,872,236	3,883,035
Retained earnings	945,225	883,645
Accumulated other comprehensive loss	(56,098)	(17,932)
Treasury stock, at cost (1,639,750 shares at March 31, 2022 and 1,596,959 common shares at December 31, 2021)	(23,152)	(22,855)
Total Shareholders’ Equity	5,096,384	5,084,066
Total Liabilities and Shareholders’ Equity	$43,551,457	$43,446,443

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Interest Income
Interest and fees on loans	$317,365	$319,141	$313,181
Interest and dividends on investment securities:
Taxable	18,439	15,852	13,166
Tax-exempt	2,517	2,535	3,356
Dividends	1,676	1,814	1,871
Interest on federal funds sold and other short-term investments	461	637	224
Total interest income	340,458	339,979	331,798
Interest Expense
Interest on deposits:
Savings, NOW and money market	9,627	9,983	11,125
Time	2,831	3,328	11,093
Interest on short-term borrowings	806	984	1,758
Interest on long-term borrowings and junior subordinated debentures	9,525	10,383	15,155
Total interest expense	22,789	24,678	39,131
Net Interest Income	317,669	315,301	292,667
Provision (credit) for credit losses for held to maturity securities	57	90	(358)
Provision for credit losses for loans	3,500	11,609	9,014
Net Interest Income After Provision for Credit Losses	314,112	303,602	284,011
Non-Interest Income
Trust and investment services	5,131	4,499	3,329
Insurance commissions	1,859	2,005	1,558
Service charges on deposit accounts	6,212	5,810	5,103
(Losses) gains on securities transactions, net	(1,072)	495	101
Fees from loan servicing	2,781	2,671	2,899
Gains on sales of loans, net	986	6,653	3,513
Bank owned life insurance	2,046	1,993	2,331
Other	21,327	14,097	12,399
Total non-interest income	39,270	38,223	31,233
Non-Interest Expense
Salary and employee benefits expense	107,733	102,675	88,103
Net occupancy and equipment expense	36,806	34,986	32,259
FDIC insurance assessment	4,158	3,889	3,276
Amortization of other intangible assets	4,437	5,074	6,006
Professional and legal fees	14,749	11,182	6,272
Amortization of tax credit investments	2,896	2,115	2,744
Telecommunication expense	3,271	2,902	3,160
Other	23,290	21,691	18,393
Total non-interest expense	197,340	184,514	160,213
Income Before Income Taxes	156,042	157,311	155,031
Income tax expense	39,314	42,273	39,321
Net Income	116,728	115,038	115,710
Dividends on preferred stock	3,172	3,172	3,172
Net Income Available to Common Shareholders	$113,556	$111,866	$112,538

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Earnings Per Common Share:
Basic	$0.27	$0.27	$0.28
Diluted	0.27	0.27	0.28
Cash Dividends Declared per Common Share	0.11	0.11	0.11
Weighted Average Number of Common Shares Outstanding:
Basic	421,573,843	411,775,590	405,152,605
Diluted	423,506,550	414,472,820	407,636,765

VALLEY NATIONAL BANCORP
Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
Net Interest Income on a Tax Equivalent Basis

	Three Months Ended
	March 31, 2022			December 31, 2021			March 31, 2021
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets:
Loans (1)(2)	$34,623,402	$317,390	3.67%	$33,338,128	$319,165	3.83%	$32,582,479	$313,206	3.85%
Taxable investments (3)	3,838,468	20,115	2.10	3,563,329	17,667	1.98	3,111,116	15,037	1.93
Tax-exempt investments (1)(3)	401,742	3,186	3.17	418,049	3,209	3.07	513,809	4,248	3.31
Interest bearing deposits with banks	1,419,436	461	0.13	1,873,508	636	0.14	1,178,815	224	0.08
Total interest earning assets	40,283,048	341,152	3.39	39,193,014	340,677	3.48	37,386,219	332,715	3.56
Other assets	3,287,203			3,280,814			3,384,512
Total assets	$43,570,251			$42,473,828			$40,770,731
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$20,522,629	$9,627	0.19%	$19,685,730	$9,983	0.20%	$16,617,762	$11,125	0.27%
Time deposits	3,554,520	2,831	0.32	3,744,792	3,328	0.36	5,844,524	11,093	0.76
Short-term borrowings	594,297	806	0.54	670,433	983	0.59	1,168,617	1,758	0.60
Long-term borrowings (4)	1,476,469	9,525	2.58	1,482,001	10,383	2.80	2,323,279	15,155	2.61
Total interest bearing liabilities	26,147,915	22,789	0.35	25,582,956	24,677	0.39	25,954,182	39,131	0.60
Non-interest bearing deposits	11,686,534			11,316,264			9,373,000
Other liabilities	631,093			669,265			798,149
Shareholders' equity	5,104,709			4,905,343			4,645,400
Total liabilities and shareholders' equity	$43,570,251			$42,473,828			$40,770,731

Net interest income/interest rate spread (5)		$318,363	3.04%		$316,000	3.09%		$293,584	2.96%
Tax equivalent adjustment		(694)			(699)			(917)
Net interest income, as reported		$317,669			$315,301			$292,667
Net interest margin (6)			3.15			3.22			3.13
Tax equivalent effect			0.01			0.01			0.01
Net interest margin on a fully tax equivalent basis (6)			3.16%			3.23%			3.14%

(1)     Interest income is presented on a tax equivalent basis using a 21 percent federal tax rate.
(2)    Loans are stated net of unearned income and include non-accrual loans.
(3)    The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)    Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.
(5)    Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6)    Net interest income as a percentage of total average interest earning assets.